Exhibit 99.1

Freescale Semiconductor Announces Fourth Quarter and Full-Year 2014 Results

AUSTIN, Texas--(BUSINESS WIRE)--January 27, 2015--Freescale Semiconductor, Ltd. (NYSE:FSL) today announced financial results for the fourth quarter and full-year ended December 31, 2014. Highlights include:

Fourth Quarter GAAP Results	Fourth Quarter Non-GAAP Results*
Net sales of $1.10 billion Gross margin of 47.2% Earnings per share of $0.20	EBITDA** of $274 million Adjusted earnings per share of $0.42

Full-Year 2014 GAAP Results	Full-Year 2014 Non-GAAP Results*
Net sales of $4.63 billion Gross margin of 45.9% Earnings per share of $0.83	EBITDA** of $1.09 billion Adjusted earnings per share of $1.56

“Freescale continues to make consistent progress in gaining market share, improving profitability and improving our capital structure,” said Gregg Lowe, president and CEO. “Our revenues grew 11 percent over the prior year and all indications are that we gained market share in 2014. Gross margins improved over the prior year and our adjusted earnings per share grew more than three times compared to the prior year. Our end market exposure, margin and earnings momentum position us well for another solid performance in 2015.”

*Adjusted for various items as indicated and defined in Note 1 to the Notes to the Consolidated Financial Information attached to this press release.
**Reflects EBITDA excluding the effect of other items.

Fourth Quarter and Full-Year Highlights

  Net sales for the fourth quarter of 2014 were $1.10 billion, down nine percent sequentially due to seasonality and lower sales into both the industrial market and distribution. Compared to last year, fourth quarter sales were up two percent. Product group revenue was up six percent compared to the fourth quarter last year.
  For the year, net sales for the company increased 11 percent and product group revenue increased 16 percent. All five product groups' revenue grew over last year with four of the five generating double-digit growth.
  Gross margins for the quarter were 47.2 percent, up from 46.3 percent in the third quarter of 2014. Operating efficiencies and procurement savings contributed to the sequential increase in gross margin, offset by the impact of lower sales volume and a modest decline in utilization.
  Gross margins for 2014 were 45.9 percent compared to 42.7 percent in the prior year. Operating efficiencies and procurement savings helped contribute to the year-over-year improvement.
  Operating earnings for the fourth quarter were $178 million, compared to $215 million in the third quarter of 2014 and $145 million in the fourth quarter of 2013. Operating earnings were impacted by lower sales on a sequential basis. On a year-over-year basis, operating earnings benefited from higher sales and improving gross margins.
  Net earnings for the fourth quarter were $63 million, or $0.20 per share, compared to net earnings of $125 million, or $0.40 per share, in the third quarter of 2014 and a net loss of $118 million, or a loss per share of $0.46, in the fourth quarter of 2013. Fourth quarter 2014 net earnings included the impact of $12 million of reorganization of business and other charges and $10 million of costs related to the company’s redemption of $100 million of debt securities during the fourth quarter.
  Adjusted operating earnings (defined in Note 1 to the Consolidated Financial Information attached to this press release) for the fourth quarter of 2014 were $211 million compared to earnings of $243 million in the third quarter of 2014 and $174 million in the fourth quarter of 2013. For the year, adjusted operating earnings were $848 million compared to $616 million in 2013. As a percentage of sales, adjusted operating earnings improved to 18.3 percent in 2014 compared to 14.7 percent last year.
  Adjusted net earnings (defined in Note 1 to the Consolidated Financial Information attached to this press release) for the fourth quarter of 2014 were $129 million, or $0.42 per share, compared to $150 million, or $0.49 per share, in the third quarter of 2014 and $50 million, or $0.19 per share, in the fourth quarter of 2013. Adjusted earnings per share for 2014 were $1.56, compared to $0.45 in 2013.
  Adjusted net earnings benefited from significant improvements in gross margin and lower interest expense associated with the company’s de-leveraging activities. During 2014, the company reduced total debt by approximately $915 million and reduced annualized interest expense by approximately $95 million. Inclusive of the $250 million debt redemption announced earlier this month, total debt will be reduced by $1.2 billion and annualized interest expense reduced by $120 million.

Descriptions of EBITDA, Adjusted EBITDA, adjusted operating earnings and adjusted net earnings and the reconciliations to our GAAP results are included in the tables and notes attached to this press release.

Product Group Revenues

The company’s net sales figures for the fourth quarter and full-year 2014 were as follows:

  Microcontrollers net sales were $232 million, compared to $250 million in the third quarter of 2014 and $220 million in the fourth quarter of last year. For calendar 2014, Microcontrollers net sales grew 15 percent compared to the prior year, benefiting from increased sales of its 32-bit microcontroller products into distribution and higher sales of applications processors into the automotive market.
  Digital Networking net sales were $217 million, compared to $281 million in the third quarter of 2014 and $246 million in the fourth quarter of last year. Networking net sales declined on a sequential basis due to lower sales to certain service provider customers and lower sales into the industrial market. For calendar 2014, Networking net sales grew 13 percent compared to the prior year, benefiting from growth in service provider, including wireless base stations in China, enterprise and the general embedded segments.
  Automotive MCU net sales were $271 million, compared to $303 million in the third quarter of 2014 and $267 million in the fourth quarter of last year. Sequentially, Automotive MCU sales declined due to seasonality. For calendar 2014, Automotive MCU sales grew 12 percent compared to the prior year, benefiting from growth in all key geographies and in distribution due to increases in vehicle semiconductor content and higher worldwide automotive production.
  Analog and Sensors net sales were $193 million, compared to $201 million in the third quarter of 2014 and $190 million in the fourth quarter of last year. Sequentially, Analog and Sensors net sales were lower due to automotive seasonality. For calendar 2014, Analog and Sensors sales grew eight percent, benefiting from increased vehicle semiconductor content and growth in worldwide automotive production.
  RF net sales, which include sales of power amplifiers to the wireless infrastructure market, were $164 million, compared to $157 million in the third quarter of 2014 and $96 million in the fourth quarter of last year. For calendar 2014, RF sales grew 57 percent compared to last year, due to increased spending on 3G and 4G wireless networks, particularly in China.
  Other net sales were $26 million, compared to $21 million in the third quarter of 2014 and $63 million in the fourth quarter of last year. Intellectual property revenues declined sequentially, offset by growth in foundry and other revenues. For calendar 2014, Other net sales declined 63 percent, due to significantly lower intellectual property revenues and lower sales into the wireless handset market, consistent with the company’s prior decision to exit that market.

Other Financial Information

  Capital Expenditures for the fourth quarter were $74 million and for the year were $249 million;
  Cash and Cash Equivalents were $696 million, inclusive of debt redemption activities during the quarter totaling $110 million; and
  Adjusted EBITDA* for the latest twelve months ended December 31, 2014 was $1.10 billion.

First Quarter 2015 Outlook

For the first quarter of 2015, the company expects:

  Net sales to be between $1.135 billion and $1.185 billion;
  Gross margins to be essentially flat on a sequential basis.

Conference Call and Webcast

Freescale's quarterly earnings call is scheduled to begin at 4:00 p.m. Central Standard Time on January 27, 2015. The company will offer a live webcast of the conference call over the Internet at www.freescale.com/investor.

Caution Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our business strategy, goals and expectations concerning future revenues, operations, margins, profitability, liquidity and capital resources. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include the loss of one or more of our significant customers or strategic relationships; general economic and business conditions and any downturns in the cyclical industry in which we operate; our competitive environment and our ability to make technological advances; interruptions in our production or manufacturing capacity and our ability to obtain supplies; our ability to meet unscheduled or temporary increases in demand in our target markets; economic conditions in the industries in which our products are sold; our substantial indebtedness; our ability to service our outstanding indebtedness and the impact such indebtedness may have on the way we operate our business; maintenance and protection of our intellectual property; political and economic conditions in the countries where we conduct business; geological conditions in some of the earthquake-prone countries where certain of our customers and suppliers are based; the costs of environmental compliance and/or the imposition of liabilities under environmental laws and regulations; potential product liability or personal injury claims; inability to make necessary capital expenditures; loss of key personnel; and our ability to achieve cost savings as well as other matters described under "Risk Factors" in our Annual Report on Form 10-K and other filings with the SEC. We undertake no obligation to update any information contained in this press release.

Non-GAAP Financial Measures

Included within this press release and the accompanying tables and notes are non-GAAP financial measures that supplement the company's consolidated financial information prepared under GAAP. The company describes these non-GAAP financial measures and reconciles them to the most directly comparable GAAP measures in the tables and notes attached to this press release. The company's management believes that these non-GAAP measures provide a more meaningful representation of the company’s ongoing financial performance than GAAP measures alone. In addition, the company uses Adjusted EBITDA to measure compliance with certain of its debt covenants. These non-GAAP measures are included solely for informational and comparative purposes and are not meant as a substitute for GAAP. You should consider them together with the consolidated financial information located in the tables attached to this press release.

About Freescale Semiconductor

Freescale Semiconductor (NYSE:FSL) enables secure, embedded processing solutions for the Internet of Tomorrow. Freescale’s solutions drive a more innovative and connected world, simplifying our lives and making us safer. While serving the world’s largest companies, Freescale is also committed to supporting science, technology, engineering and math (STEM) education, enabling the next generation of innovators. www.freescale.com

Freescale and the Freescale logo are trademarks of Freescale Semiconductor, Inc. All other product or service names are the property of their respective owners. © Freescale Semiconductor, Inc. 2015.

Freescale Semiconductor, Ltd.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Twelve Months Ended
(in millions, except per share amounts)	Dec 31, 2014	Oct 3, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013

Net sales	$1,103	$1,213	$1,082	$4,634	$4,186
Cost of sales	582	651	607	2,509	2,399
Gross margin	521	562	475	2,125	1,787
Selling, general and administrative	123	122	118	499	464
Research and development	204	213	195	846	755
Amortization expense for acquired intangible assets	4	4	3	15	13
Reorganization of business and other	12	8	14	37	24
Operating earnings	178	215	145	728	531
Loss on extinguishment or modification of long-term debt	(10)	(10)	(135)	(79)	(217)
Other expense, net	(77)	(82)	(119)	(345)	(482)
Earnings (loss) before income taxes	91	123	(109)	304	(168)
Income tax expense (benefit)	28	(2)	9	53	40
Net earnings (loss)	$63	$125	$(118)	$251	$(208)

Earnings (loss) per common share:
Basic	$0.21	$0.41	($0.46)	$0.84	($0.81)
Diluted	$0.20	$0.40	($0.46)	$0.83	($0.81)

Weighted average common shares outstanding:
Basic	304	304	258	298	256
Diluted	310	309	258	303	256

Freescale Semiconductor, Ltd.
Reconciliation of Non-GAAP Measures
(Unaudited)

	Three Months Ended			Twelve Months Ended
(in millions, except per share amounts)	Dec 31, 2014	Oct 3, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013

Adjusted gross margin	$521	$562	$475	$2,126	$1,787
Acquisition accounting impact (b)	-	-	-	1	-
Gross margin	$521	$562	$475	$2,125	$1,787

Adjusted operating earnings	$211	$243	$174	$848	$616
Acquisition accounting impact (b)	4	4	3	16	13
Non-cash share-based compensation expense (c)	17	16	12	67	48
Reorganization of business and other (g)	12	8	14	37	24
Operating earnings	$178	$215	$145	$728	$531

Adjusted net earnings	$129	$150	$50	$473	$116
Acquisition accounting impact (b)	4	4	3	16	13
Non-cash share-based compensation expense (c)	17	16	12	67	48
Fair value adjustment on interest rate derivatives (d)	-	-	-	-	(1)
Deferred and non-current tax impact (e)	23	(13)	4	23	23
Loss on extinguishment or modification of long-term debt (f)	10	10	135	79	217
Reorganization of business and other (g)	12	8	14	37	24
Net earnings (loss)	$63	$125	$(118)	$251	$(208)

Adjusted earnings per common share:
Basic	$0.42	$0.49	$0.19	$1.59	$0.45
Diluted (a)	$0.42	$0.49	$0.19	$1.56	$0.45

Weighted average common shares outstanding:
Basic	304	304	258	298	256
Diluted (a)	310	309	262	303	259

Freescale Semiconductor, Ltd.
Product Group Net Sales Information
(Unaudited)

	Three Months Ended			Twelve Months Ended
(in millions)	Dec 31, 2014	Oct 3, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013

Microcontrollers (1)	$232	$250	$220	$951	$826
Digital Networking (2)	217	281	246	1,038	915
Automotive MCU (3)	271	303	267	1,186	1,063
Analog & Sensors (4)	193	201	190	797	736
RF (5)	164	157	96	554	352
Other (6)	26	21	63	108	294
Total	$1,103	$1,213	$1,082	$4,634	$4,186

(1) Microcontrollers includes sales for industrial, multi-market, smart energy, healthcare, connectivity and automotive & other multimedia applications.
(2) Digital Networking includes sales of communication and wireless infrastructure processors serving the networking and communications markets.
(3) Automotive MCU includes microcontroller sales serving the automotive market.
(4) Analog & Sensors includes sales of automotive analog, mixed-signal analog and sensor products.
(5) RF includes sales of high power transistors.
(6) Other includes licensing and sales of intellectual property, sales of products serving the wireless handset market, sales of wafers to other semiconductor companies and other miscellaneous items.

Freescale Semiconductor, Ltd.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions)	Dec 31, 2014	Oct 3, 2014	Dec 31, 2013
ASSETS
Cash and cash equivalents	$696	$737	$747
Accounts receivable, net	562	605	388
Inventory, net	745	715	733
Other current assets	166	157	127
Total current assets	2,169	2,214	1,995

Property, plant and equipment, net	750	726	681
Intangible assets, net	59	54	52
Other assets, net	297	312	319
Total assets	$3,275	$3,306	$3,047

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current portion of long-term debt and capital lease obligations	$35	$35	$93
Accounts payable	413	454	398
Accrued liabilities and other	397	392	371
Total current liabilities	845	881	862

Long-term debt	5,535	5,643	6,386
Other liabilities	476	375	393

Shareholders' deficit	(3,581)	(3,593)	(4,594)
Total liabilities and shareholders' deficit	$3,275	$3,306	$3,047

Freescale Semiconductor, Ltd.
Cash Flow Summary
(Unaudited)

	Three Months Ended			Twelve Months Ended
(in millions)	Dec 31, 2014	Oct 3, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013

Cash flows from operations	$164	$196	$118	$504	$321

Cash flows from investing activities	$(86)	$(81)	$(58)	$(334)	$(210)

Cash flows from financing activities	$(112)	$(113)	$(14)	$(207)	$(71)

Effect of exchange rate changes on cash and cash equivalents	$(7)	$(9)	$1	$(14)	$(4)

Freescale Semiconductor, Ltd.
EBITDA and Adjusted EBITDA Reconciliations
(Unaudited)

	Three Months Ended			Twelve Months Ended
(in millions)	Dec 31,	Oct 3,	Dec 31,	Dec 31,	Dec 31,
	2014	2014	2013	2014	2013

EBITDA excluding the effects of other items	$274	$304	$236	$1,088	$862
Non-cash share-based compensation expense (c)	17	16	12	67	48
Fair value adjustment on interest rate derivatives (d)	-	-	-	-	(1)
Loss on extinguishment or modification of long-term debt (f)	10	10	135	79	217
Reorganization of business and other (g)	12	8	14	37	24
Acquisition accounting impact (b)	-	-	-	1	-
EBITDA	235	270	75	904	574
Depreciation	44	44	45	173	181
Amortization*	22	22	20	84	78
Interest expense, net	78	81	119	343	483
Income tax expense (benefit)	28	(2)	9	53	40
Net earnings (loss)	$63	$125	$(118)	$251	$(208)

	Twelve Months
	Ended
	Dec 31, 2014
(in millions)

Net earnings	$251
Interest expense, net	343
Income tax expense	53
Depreciation and amortization expense*	257
Non-cash share-based compensation expense (c)	67
Loss on extinguishment or modification of long-term debt (f)	79
Reorganization of business and other (g)	37
Other terms (h)	8
Adjusted EBITDA	$1,095

*Excludes amortization of debt issuance costs, which are included in interest expense, net.

NOTES TO THE CONSOLIDATED FINANCIAL INFORMATION

Summary of Key Reconciling Items

(a) For periods in which we incurred a net loss but generated adjusted net earnings, dilutive shares have been included in the diluted weighted average shares and the diluted adjusted net earnings per share calculations.

(b) Reflects the effects of acquisition accounting, including our acquisition by a consortium of investors in 2006, and the related amortization expense for developed technology, trademarks/tradenames and customer relationships along with inventory step-up recognition, as applicable.

(c) Reflects non-cash, share-based compensation expense under the provisions of ASC Topic 718, "Compensation - Stock Compensation.”

(d) Reflects the change in fair value of our interest rate derivatives which are not designated as cash flow hedges under the provisions of ASC Topic 815, "Derivatives and Hedging."

(e) Adjustments to reflect cash income tax expense.

(f) Reflects losses on extinguishments and modifications of our long-term debt.

(g) Reflects items related to our reorganization of business programs and other charges.

(h) Reflects adjustments required by our debt instruments, including business optimization expenses, relocation expenses and other items.

Note 1

Adjusted gross margin and adjusted operating earnings represent gross margin and operating earnings adjusted for the following as necessary: the impact of acquisition accounting, non-cash share-based compensation expense and reorganization of businesses and other items. Adjusted gross margin and adjusted operating earnings are not recognized terms under U.S. GAAP. Adjusted gross margin and adjusted operating earnings do not represent gross margin and operating earnings, as those terms are defined under U.S. GAAP, and should not be considered alternatives to gross margin and operating earnings as indicators of our operating performance. We have included information concerning adjusted gross margin and adjusted operating earnings because we use such information when evaluating gross margin and operating earnings to better evaluate the underlying performance of the Company. Adjusted gross margin and adjusted operating earnings as presented herein are not necessarily comparable to similarly titled measures. Reconciliations of adjusted gross margin to gross margin and adjusted operating earnings to operating earnings, the most directly comparable U.S. GAAP measures, have been included in the preceding tables.

Adjusted net earnings is net earnings (loss) adjusted for the impact of acquisition accounting, non-cash share-based compensation expense, fair value adjustments on interest rate derivatives, deferred and non-current tax expense, losses on extinguishment or modification of long-term debt and reorganization of businesses and other items, which we believe are not indicative of the performance of our ongoing operations. Adjusted earnings per common share is calculated by dividing adjusted net earnings by the basic or diluted weighted average common shares outstanding for the period. We present adjusted net earnings and adjusted net earnings per share as supplemental performance measures. We believe adjusted net earnings and adjusted net earnings per share are helpful to an understanding of our business and provide a means of evaluating our performance from period to period on a more consistent basis. This presentation should not be construed as an indication that similar items will not recur or that our future results will be unaffected by other items that we consider to be outside the ordinary course of our business. Because adjusted net earnings and adjusted net earnings per share facilitate internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use adjusted net earnings and adjusted earnings per share for business planning purposes, in measuring our performance relative to that of our competitors and in evaluating the effectiveness of our operational strategies. Adjusted net earnings and adjusted earnings per share have limitations as analytical tools, and should not be considered in isolation or as a substitute for an analysis of our results as reported under U.S. GAAP. A reconciliation of adjusted net earnings to net earnings (loss), the most directly comparable U.S. GAAP performance measure, has been included in the preceding tables.

EBITDA (earnings before interest, taxes, depreciation and amortization) excluding the effects of other items, is a non-U.S. GAAP financial measure and represents net earnings adjusted for depreciation, amortization, interest expense, net, income tax expense (benefit), non-cash share-based compensation expense, losses on extinguishment or modification of long-term debt, reorganization of businesses and other items and fair value adjustments on interest rate derivatives, as necessary. We have included information concerning EBITDA excluding the effects of other items because we use such information to supplementally evaluate the underlying performance of the Company. EBITDA excluding the effects of other items does not represent, and should not be considered an alternative to, net earnings, operating earnings, or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA excluding the effects of other items and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our use of this financial measure is not necessarily comparable to such other similarly titled captions of other companies. A reconciliation of EBITDA excluding the effects of other items to net earnings, the most directly comparable U.S. GAAP measure, has been included in the preceding tables.

Adjusted EBITDA as shown in the preceding tables is calculated in accordance with the agreement and indentures governing Freescale Semiconductor, Inc.’s notes and senior credit facilities. Adjusted EBITDA is net earnings adjusted for interest expense, net, income tax expense, depreciation and amortization expense, non-cash share-based compensation expense, fair value adjustments on interest rate derivatives, losses on extinguishment and modification of long-term debt, reorganization of business and other items and other charges that are included in net earnings. The ability of our subsidiaries to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to ratios under the indentures and the senior credit facilities based on Adjusted EBITDA calculated for the most recent four fiscal quarters. Accordingly, we believe it is useful to provide the calculation of Adjusted EBITDA to investors for purposes of determining our ability to engage in these activities. Adjusted EBITDA is a non-U.S. GAAP financial measure. Adjusted EBITDA does not represent, and should not be considered an alternative to, net earnings, operating earnings, or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The calculation of Adjusted EBITDA in the indentures and the senior credit facilities allows us to add back certain charges that are deducted in calculating net earnings. However, some of these expenses may recur, vary greatly and are difficult to predict. Further, our debt instruments require that Adjusted EBITDA be calculated for the most recent four fiscal quarters. We do not report Adjusted EBITDA on a quarterly basis. In addition, the measure can be disproportionately affected by quarterly fluctuations in our operating results, and it may not be comparable to the measure for any subsequent quarter, four-quarter period or any complete fiscal year. A reconciliation of net earnings, which is a U.S. GAAP measure of our operating results, to Adjusted EBITDA, calculated as described above, has been included in the preceding tables.

CONTACT:
Freescale Semiconductor, Ltd.
Investors:
Mitch Haws, 512-895-2454
mitch.haws@freescale.com
or
Media:
Jacey Zuniga, 512-895-7398
jacey.zuniga@freescale.com